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                                                                      Exhibit 11

                             EATON VANCE MANAGEMENT
                                24 Federal Street
                                Boston, MA 02110
                            Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054



                                                   October 19, 1998



Eaton Vance Mutual Funds Trust
24 Federal Street
Boston, MA  02110

Gentlemen:

        Eaton Vance Mutual Funds Trust (the "Trust") is a voluntary association (commonly referred to as a "business trust") established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated May 7, 1984, as amended (the "Declaration of Trust").

        I am of the opinion that all legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

        The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited. Furthermore, the Trustees may from time to time issue and sell or cause to be issued and sold shares of a series of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

        Under the Declaration of Trust, the Trustees may, in connection with the acquisitions of all or substantially all of the assets of another investment company, issue or cause to be issued shares and accept in payment therefor such assets at such value as may be determined by or under the direction of the Trustees.

        I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion, including (1) the Declaration of Trust, and (2) votes adopted by the Trustees on October 19, 1998.

        By votes adopted October 19, 1998, the Trustees of the Trust authorized the issuance of Class A and Class B shares of beneficial interest, without par value, of Eaton Vance Tax-Managed Emerging Growth Fund, a series of the Trust, in accordance with the terms of the Agreement and Plan of Reorganization between the Trust and Eaton Vance Growth Trust, on behalf of Eaton Vance Worldwide Developing Resources Fund (the "Agreement").

        I understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of its shares of beneficial interest under the Securities Act of 1933, as amended.

        Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

        1. The Trust is a trust with transferable shares of beneficial interest organized in compliance with the laws of the Commonwealth of Massachusetts, and the Declaration of Trust is legal and valid under the laws of the Commonwealth of Massachusetts.

        2. Shares of beneficial interest of the Trust to be issued in accordance with the Agreement may be legally and validly issued in accordance with the Declaration of Trust upon receipt by the Trust of payment in compliance with the Declaration of Trust and the Agreement and, when so issued and sold, will be fully paid and nonassessable by the Trust.

        I am a member of the Massachusetts bar and have acted as internal legal counsel of the Trust in connection with the transaction contemplated by the Agreement.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Trust's Registration Statement on Form N-14 pursuant to the Securities Act of 1933, as amended.


                                                   Very truly yours,

                                                   /s/ Eric G. Woodbury
                                                       -------------------------
                                                       Eric G. Woodbury, Esq.
                                                       Vice President